Exhibit 99.1

eSilicon Corporation Condensed Consolidated Financial Statements Six Months Ended September 30, 2019 and 2018

eSilicon Corporation

Condensed Consolidated Financial Statements

Six Months Ended September 30, 2019 and 2018

eSilicon Corporation
Contents

Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of September 30, 2019 and March 31, 2019 (unaudited)	5

Condensed Consolidated Statements of Operations for the Six Months Ended September 30, 2019 and 2018 (unaudited)	6

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit for the Six Months Ended September 30, 2019 and 2018 (unaudited)	7

Condensed Consolidated Statements of Cash Flows for the Six Months Ended September 30, 2019 and 2018 (unaudited)	8

Notes to Condensed Consolidated Financial Statements (unaudited)	9 – 26

Condensed Consolidated Financial Statements

eSilicon Corporation
Condensed Consolidated Balance Sheets
(Unaudited In thousands, except share data)

	September 30,	March 31,
	2019	2019
Assets
Current Assets:
Cash and cash equivalents	$6,585	$15,510
Restricted cash	2,100	-
Accounts receivable, net	7,042	15,052
Inventories	19,598	9,106
Unbilled receivables	10	26
Deferred contract costs	288	447
Prepaid expenses and other current assets	9,129	8,575
Total Current Assets	44,752	48,716
Property and equipment, net	7,297	9,669
Intangible assets, net	647	647
Goodwill	11,368	11,368
Deferred tax and other non-current assets	1,163	1,279
Total Assets	$65,227	$71,679
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$12,490	$9,775
Line of credit	11,000	12,040
Long-term debt, current portion	15,974	7,286
Accrued contract costs	206	495
Accrued liabilities	14,830	16,098
Deferred research and development reimbursement	2,154	2,633
Deferred revenue	11,853	20,154
Total Current Liabilities	68,507	68,481
Long-term debt, net of current portion	833	3,729
Convertible preferred stock warrant liability	2,673	1,913
Deferred tax and other non-current liabilities	1,527	2,422
Total Liabilities	73,540	76,545
Commitments and Contingencies (Note 7)
Convertible Preferred Stock:
Series A, $0.0005 par value. Authorized, issued, and outstanding, 10,100,000 shares; aggregate liquidation preference of $5,050	5,050	5,050
Series B, $0.0005 par value. Authorized, issued, and outstanding, 8,813,948 shares; aggregate liquidation preference of $18,950	18,950	18,950
Series C, $0.0005 par value. Authorized, issued, and outstanding, 29,900,000 shares; aggregate liquidation preference of $16,746	16,746	16,746
Series D, $0.0005 par value. Authorized, issued, and outstanding, 16,856,411 shares; aggregate liquidation preference of $9,443	9,443	9,443
Series E-1, $0.0005 par value. Authorized, issued and outstanding, 35,318,487 shares; aggregate liquidation preference of $21,010	20,888	20,888
Series F, $0.0005 par value. Authorized, 27,641,310 shares; issued and outstanding, 25,987,442 shares; aggregate liquidation preference of $24,072	25,254	25,254
Series G-1, $0.0005 par value. Authorized, 30,036,635 shares; issued and outstanding, 14,652,253 and 14,262,914 shares at September 30, 2019 and March 31, 2019, respectively; aggregate liquidation preference of $14,799	14,368	14,006
Series H, $0.0005 par value. Authorized, 72,000,000 shares; issued and outstanding, 64,992,308 and 57,277,229 shares at September 30, 2019 and March 31, 2019, respectively; aggregate liquidation preference of $98,463	63,634	56,073
Total Convertible Preferred Stock	174,333	166,410
Stockholders’ Deficit:
Common stock, $0.0005 par value. Authorized, 345,000,000 shares; issued and outstanding, 43,467,519 and 43,422,519 shares at September 30, 2019 and March 31, 2019, respectively	22	22
Additional paid-in capital	34,716	33,323
Accumulated deficit	(217,384)	(204,621)
Total Stockholders' Deficit	(182,646)	(171,276)
Total Liabilities, Convertible Preferred Stock and Stockholders’ Deficit	$65,227	$71,679

See accompanying notes to condensed consolidated financial statements.

eSilicon Corporation
Condensed Consolidated Statements of Operations
(Unaudited, in thousands)

Six Months ended September 30,	2019	2018
Revenue:
Product	$43,350	$42,854
Service	2,509	7,410
Licensing	6,014	4,796
Total Revenue	51,873	55,060
Cost of Revenue:
Product	26,744	28,606
Service	2,284	6,380
Licensing	16	1
Total Cost of Revenue	29,044	34,987
Gross Margin	22,829	20,073

Operating Expenses:
Research and development	23,319	29,947
Selling and marketing	3,928	3,476
General and administrative	5,304	6,655
Total Operating Expenses	32,551	40,078
Loss from Operations	(9,722)	(20,005)
Interest income	78	2
Interest expense	(2,293)	(1,736)
Other income, net	140	418
Loss Before Income Taxes	(11,797)	(21,321)
Provision for income taxes	(605)	(658)
Net Loss	$(12,402)	$(21,979)

See accompanying notes to condensed consolidated financial statements.

eSilicon Corporation
Consolidated Statements of Convertible Preferred Stock and Stockholders' Deficit
(Unaudited In thousands, except share data)

	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances, March 31, 2019	198,516,431	$ 166,410	43,422,519	$ 22	$ 33,323	$ (204,621)	(171,276)
Series H convertible preferred stock issuance, net of issuance costs of $230	7,715,079	$ 7,562	-	-	-	-	-
Series G-1 convertible preferred stock dividends	389,339	361	-	-	-	(361)	(361)
Issuance of common stock to employees for stock option exercises	-	-	45,000	-	18	-	18
Stock-based compensation	-	-	-	-	1,375	-	1,375
Net loss	-	-	-	-	-	(12,402)	(12,402)
Balances, September 30, 2019	206,620,849	$ 174,333	43,467,519	$ 22	$ 34,716	$ (217,384)	$ (182,646)

	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances, March 31, 2018	198,588,854	$ 166,537	43,417,519	$ 22	$ 27,589	$ (171,439)	(143,828)
Series G-1 convertible preferred stock dividends	384,167	368	-	-	-	(368)	(368)
Stock-based compensation	-	-	-	-	3,423	-	3,423
Net loss	-	-	-	-	-	(21,979)	(21,979)
Balances, September 30, 2018	198,973,021	$ 166,905	43,417,519	$ 22	$ 31,012	$ (193,786)	$ (162,752)

See accompanying notes to condensed consolidated financial statements.

eSilicon Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Six Months Ended September 30,
	2019	2018
Cash Flows from Operating Activities:
Net loss	$(12,402)	$(21,979)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,679	2,872
Stock-based compensation	1,375	3,423
Gain on debt extinguishment	(273)	-
Loss on early termination	250	-
Changes in fair value of preferred stock warrants liability	(271)	(542)
Amortization of debt discount	878	412
Recovery of deferred tax	(42)	-
Changes in operating assets and liabilities:
Accounts receivable	8,010	347
Inventories	(10,491)	(2,464)
Unbilled receivables	16	2,710
Deferred and accrued contract costs	(131)	50
Prepaid expenses and other current assets	(523)	(503)
Other assets	158	277
Accounts payable	2,715	1,819
Accrued liabilities and other non-current liabilities	(1,122)	2,090
Deferred research and development reimbursement	(479)	(1,483)
Deferred revenues	(8,300)	1,001
Net Cash Used in Operating Activities	(17,953)	(11,970)
Cash Flows from Investing Activities:
Purchases of property and equipment	(307)	(2,279)
Net Cash Used in Investing Activities	(307)	(2,279)
Cash Flows from Financing Activities:
Proceeds from term loans	10,000	-
Term loans issuance costs	(150)	-
Payments on term loans	(3,750)	(833)
Proceeds from line of credit	11,000	4,400
Payments on line of credit	(12,290)	(3,455)
Proceeds from issuance of convertible preferred stock	7,792	-
Convertible preferred stock issuance costs	(230)	-
Settlement of acquisition consideration	(955)	(1,250)
Proceeds from issuance of common stock for stock option exercises	18	-
Net Cash Provided by (Used in) Financing Activities	11,435	(1,138)
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(6,825)	(15,387)
Cash, Cash Equivalents and Restricted Cash, Beginning of Year	15,510	37,555
Cash, Cash Equivalents and Restricted Cash, End of Year	$8,685	$22,168
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$1,405	$1,301
Cash paid during the year for taxes	$594	$657
Supplemental Disclosures of Cash Flows from Financing Activities:
Issuance of Series G-1 convertible preferred stock for dividends	$361	$368

See accompanying notes to condensed consolidated financial statements.

eSilicon Corporation

Notes to Condensed Consolidated Financial Statements
Unaudited

1.	Description of Business and Basis of Presentation

Description of Business

eSilicon Corporation (the Company) was incorporated in the state of Delaware in November 1999 and commenced operations in January 2000.  The Company is an independent designer and provider of complex application-specific integrated circuit (ASIC) solutions, high-performance intellectual property (IP) solutions, including memories, high performance input/output interfaces, and advanced packaging solutions. The Company offers a collaborative, transparent customer experience using a leading-edge advanced workflow and a knowledge base and optimization toolset to develop and produce semiconductor solutions for the high-bandwidth communications, networking, high-performance computing, artificial intelligence, and 5G infrastructure markets.

The Company’s headquarters is in San Jose, California and has offices in the U.S., China, India, Italy, Malaysia, Romania, Spain and Vietnam.

In November 2019, Inphi Corporation (Inphi) and the Company entered into an Agreement and Plan of Merger pursuant to which Inphi agreed to acquire the Company for $214.8 million in cash. In January 2020, Inphi consummated the acquisition of the Company. Concurrent with the acquisition, the Company sold its Embedded Memory IP and Interface IP assets to Synopsys Incorporated.

Basis of Presentation

The interim unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. They do not include all of the information and footnotes required by GAAP for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company's audited financial statements and notes thereto for the year ended March 31, 2019 filed herewith.

The interim condensed consolidated financial statements included herein are unaudited; however, they contain all normal recurring accruals and adjustments that, in the opinion of management, are necessary to state fairly the Company’s consolidated financial position as of September 30, 2019, and its consolidated results of operations and cash flows for the six months ended September 30, 2019 and 2018.

Liquidity and Going Concern

As of September 30, 2019, the Company had an accumulated deficit of $217.4 million. From incorporation through September 30, 2019, the Company financed its operations, capital expenditures, and working capital needs through its cash from its operating activities, issuance of convertible preferred stock, and debt financing.

The Company is subject to risks and uncertainties traditionally encountered by companies operating in the semiconductor industry. These risks include, but are not limited to, the uncertainty of availability of additional financing, and the uncertainty of achieving future profitability. In January 2020, the Company became a wholly-owned subsidiary of Inphi whereby Inphi acquired all assets and assumed all liabilities of the Company.

.

eSilicon Corporation

Notes to Condensed Consolidated Financial Statements

Unaudited

2.	Fair Value of Financial Instruments

The Company determines fair value measurements used in its consolidated financial statements based upon the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (i) market participant assumptions developed based on market data obtained from independent sources (observable inputs), and (ii) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The three levels of the fair value hierarchy are described below:

•	Level 1: observable inputs such as quoted prices in active markets for identical assets or liabilities;
•	Level 2: inputs other than the quoted prices in active markets that are observable either directly or indirectly; or
•	Level 3: unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

This hierarchy requires the Company to use observable market data, when available and to minimize the use of unobservable inputs when determining fair value.

The following describes the Company’s fair value hierarchy for its financial assets and liabilities (in thousands):

Description	Balance as of September 30, 2019	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Convertible preferred stock warrant liability	$2,673	$-	$-	$2,673
Total liabilities measured at fair value	$2,673	$-	$-	$2,673

The Company used the Black-Scholes option pricing model to determine the fair value of the convertible preferred stock warrants, including the consideration of the fair value of the underlying stock, a risk-free interest rate, expected term and expected volatility. Certain inputs used in the model are unobservable. As a result, the valuation of the warrants is categorized as Level 3. The fair values could change significantly based on future market conditions.

eSilicon Corporation

Notes to Condensed Consolidated Financial Statements

Unaudited

The following table presents the fair value activity for the convertible preferred stock warrant liability (in thousands):

Level 3
Balance at March 31, 2019	$1,913
Issuance of convertible preferred stock warrants	1,031
Changes in fair value of convertible preferred stock warrants	(271)
Balance at September 30, 2019	$2,673

The convertible preferred stock warrants are subject to remeasurement at each balance sheet date, and any change in fair value is recognized as a component of other income, net in the consolidated statements of operations.

Litigation and Indemnification

From time to time, the Company is a party to litigation and subject to claims that arise in the normal course of business. Significant judgment is required when the Company assesses the likelihood of any adverse judgments or outcomes to a potential claim or legal proceeding, as well as potential ranges of probable losses and when the outcomes of the claims or proceedings are probable and reasonably estimable. Because of uncertainties related to these matters, the Company bases its estimates on the information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation and may revise its estimates. Any revisions in the estimates of potential liabilities could have a material impact on the Company’s financial position, results of operations or cash flows.

The Company enters into agreements with its customers in the ordinary course of business that include standard provisions for indemnifying the customer against third-party IP claims. The agreements generally limit the scope of the available remedies in a variety of customary methods, including, but not limited to, product usage and geography-based limitations, a right to control the defense or settlement of any claim and a right to replace or modify the infringing products to make them non-infringing.

Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, line of credit and term loans. The fair values of cash and cash equivalents, accounts receivable and accounts payable approximate their carrying value due to the nature of these instruments and short-term maturities. The Company estimates the fair value of its line of credit and term loans by considering the current rates available to the Company for debt of the same remaining maturities and with similar characteristics, structure and terms.

eSilicon Corporation

Notes to Condensed Consolidated Financial Statements

Unaudited

Fair values of financial instruments. The fair values of the line of credit and long-term debt were as follows (in thousands):

As of September 30, 2019	Fair Value	Carrying Value
Line of credit	$11,000	$11,000
Long-term debt	16,807	16,807

As of March 31, 2019	Fair Value	Carrying Value
Line of credit	$12,040	$12,040
Long-term debt	11,250	11,015

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company deposits cash and cash equivalents with high-quality financial institutions and, at times, balances may exceed federally insured limits. Accounts receivable are typically unsecured and are derived from sales of ASIC and IP solutions. The Company performs ongoing credit evaluations of its customers’ financial condition and has not experienced any material credit losses in the past.

3.	Consolidated Balance Sheet Components

Accounts Receivable, net

Accounts receivable, net consist of the following (in thousands):

	September 30, 2019	March 31, 2019
Gross accounts receivable	$7,042	$15,177
Less: allowance for doubtful accounts	-	(125)
	$7,042	$15,052

Inventories

Inventories consist of the following (in thousands):

	September 30, 2019	March 31, 2019
Work-in-process	$17,090	$6,179
Finished goods	2,508	2,927
	$19,598	$9,106

eSilicon Corporation

Notes to Condensed Consolidated Financial Statements

Unaudited

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	September 30, 2019	March 31, 2019
Third party IP licenses	$4,415	$4,445
EDA and software licenses	1,465	801
Software maintenance and support	312	368
Value added tax	280	339
Prepaid royalties	215	382
Advances to suppliers	189	1,272
Non-trade receivables	23	29
Other	2,230	939
	$9,129	$8,575

There were no impairment charges during the six months ended September 30, 2019 or 2018.

Property and Equipment, net

Property and equipment, net consist of the following (in thousands):

	September 30, 2019	March 31, 2019
Mask sets	$22,386	$22,386
Software	9,305	9,207
Computing hardware	4,255	4,252
Furniture, fixtures, and leasehold improvements	2,627	2,549
Office equipment	1,749	1,621
	40,322	40,015
Less: accumulated depreciation and amortization	(33,025)	(30,346)
	$7,297	$9,669

As of September 30, 2019, the net carrying value of mask sets was $3.9 million. During the six months ended September 30, 2019, the Company did not capitalize any new mask set costs. As of March 31, 2019, the net carrying value of mask sets was $5.7 million. During the six months ended September 30, 2018, the Company capitalized $0.9 million of mask set costs.

For the six months ended September 30, 2019 and 2018, the Company recorded a loss on the revision of capitalized mask sets of nil and $0.4 million, respectively. There were no impairments recorded for mask sets due to cancellation of projects or non-recoverability of the carrying value of the mask due to reductions in projected future revenues for the underlying ASIC product.

eSilicon Corporation

Notes to Condensed Consolidated Financial Statements

Unaudited

For the six months ended September 30, 2019 and 2018, depreciation and amortization expense of property and equipment was $2.7 million and $2.9 million, respectively.

Deferred Tax and Other Non-Current Assets

Deferred tax and other non-current assets consist of the following (in thousands):

	September 30, 2019	March 31, 2019
Security deposits	$580	$626
Prepaid royalties	310	310
Deferred rent	-	105
Deferred tax assets	199	103
Other	74	135
	$1,163	$1,279

There were no impairment charges during the six months ended September 30, 2019 or 2018.

Intangible Assets, net

Intangible assets, net consist of the following (in thousands):

		As of September 30, 2019
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Amount
Developed technology	6 years	$2,266	$(2,266)	$-
IPR&D	Indefinite	647	-	647
Customer relationships	6 – 7 years	312	(312)	-
Patents	3 years	250	(250)	-
Total		$3,475	$(2,828)	$647

		As of March 31, 2019
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Amount
Developed technology	6 years	$2,266	$(2,266)	$-
IPR&D	Indefinite	647	-	647
Customer relationships	6 – 7 years	312	(312)	-
Patents	3 years	250	(250)	-
Total		$3,475	$(2,828)	$647

eSilicon Corporation

Notes to Condensed Consolidated Financial Statements

Unaudited

For the six months ended September 30, 2019, the total amortization expense for intangible assets was nil. For the six months ended September 30, 2018, the total amortization expense for intangible assets was $22 thousand.

There were no impairment charges during the six months ended September 30, 2019 or 2018.

Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	September 30, 2019	March 31, 2019
IP and mask set purchases	$4,254	$6,060
Compensation	3,214	4,305
Customer prepayments	2,799	2,162
Royalties	1,088	961
Contractors fee	1,446	440
Inventory purchases	458	495
Loan fees	341	4
Acquisition consideration payable	-	955
Other	1,230	716
	$14,830	$16,098

4.	Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. The carrying value of goodwill as of September 30, 2019 and March 31, 2019 was $11.4 million. There were no impairment indicators during the six months ended September 30, 2019 or 2018. There was no impairment recorded on goodwill during the six months ended September 30, 2019 or 2018. The Company performed a qualitative and quantitative analysis and determined that the fair value of the entity exceeded the carrying value of the Company’s net assets as of March 31, 2019.

5.	Income Taxes

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740 provides that when an entity operates in a jurisdiction that has generated ordinary losses on a year-to-date basis or on the basis of the results anticipated for the full fiscal year and no benefit can be recognized on those losses, a separate effective tax rate should be computed and applied to ordinary income (or loss) in that jurisdiction. The Company incurred pretax loss during the six months ended September 30, 2019 and September 30, 2018 from its U.S. operations and will not recognize tax benefit of the losses due to full valuation allowance established against deferred tax assets. Thus, a separate effective tax rate was applied to losses from the U.S. jurisdiction to compute the Company’s interim tax provision.

eSilicon Corporation

Notes to Condensed Consolidated Financial Statements

Unaudited

The Company recorded an income tax expense of $0.6 million and $0.7 million for the six months ended September 30, 2019 and September 30, 2018, respectively. The effective tax rates were -5.2% and -3.1% for the nine months ended September 30, 2019 and September 30, 2018, respectively. The difference between the effective tax rates and the 21% federal statutory rate resulted primarily due to change in valuation allowance and foreign taxes.

The Company had unrecognized tax benefits of approximately $0.5 million as of September 30, 2019 and 2018. These unrecognized tax benefits relate to deferred tax assets which are offset by a full valuation allowance after consideration of the reserve. These unrecognized tax benefits, if recognized, would not affect the Company’s effective tax rate. No interest or penalties have been accrued as of September 30, 2019 or 2018. The Company does not expect any material changes to the estimated amount of liability associated with its uncertain tax positions within the next 12 months.

6.	Borrowings

RGC Agreement. In July 2017, pursuant to a loan and security agreement with Runway Growth Credit Fund, Inc. (RGC Agreement), a debt venture fund of Runway Growth Capital LLC (RGC), the Company borrowed a total of $15.0 million, in two tranches of $10.0 million in July 2017 and $5.0 million in February 2018, each with a 36-month term and each with interest-only payments for the first 12 months.  The July 2017 tranche matures in July 2020 and the February 2018 tranche matures in January 2021.  Interest on outstanding balance is calculated on a LIBOR plus a margin and was 12.59% as of September 30, 2019 for both the July 2017 tranche and February 2018 tranche.

The RGC Agreement contained restrictive covenants, including covenants requiring the Company to maintain certain level of cash six months forward, and limiting its ability to incur additional debt, pay dividends, make investments and engage in mergers and acquisitions or the sale of its business. It also contains usual and customary events of default, such as payment default, covenant default, or a material adverse change in the Company’s business.

In June 2019, RGC and the Company entered into an amendment (RGC Amendment) which added a third borrowing tranche of $10 million. In connection with the RGC Amendment, Company borrowed an additional $10.0 million, due June 15, 2020 with interest-only payments for the first six months. The outstanding balance at September 30, 2019 was $10.0 million. Interest on outstanding balance is calculated on a LIBOR plus a margin and was 12.59% as of September 30, 2019.

The RCG Amendment also provides for a revolving line of credit, up to $12.0 million, which is due and payable on June 15, 2020. Interest on the outstanding balance is due monthly and is calculated on a LIBOR plus a margin and was 12.59% as of September 30, 2019. In June 2019, the Company borrowed $11.0 million against the line of credit which was outstanding as of September 30, 2019.

In addition to the restrictive covenants in the RGC Agreement, the RGC Amendment contains a new covenant that the Company shall enter into a definitive agreement to be acquired no later than July 31, 2019. The Company did not enter into a definitive agreement to be acquired by July 31, 2019 and RGC provided a Notice of Event of Default and Reservation of Rights which stated they were not taking action to enforce their rights under the RGC Agreement but specifically reserved the right to exercise their rights.

eSilicon Corporation

Notes to Condensed Consolidated Financial Statements

Unaudited

In connection with the RGC Amendment, the Company granted the lender a continuing security interest in substantially all of its assets, including its intellectual property.

In connection with the RGC Amendment, the Company issued a warrant to the lender to purchase 990,099 shares of its Series H convertible preferred stock at an exercise price $1.01 per share. The warrants are exercisable in whole or in part at any time on or before the expiration date, 10 years from the issuance date. The fair value of the warrant to purchase 990,099 shares of Series H convertible preferred stock was $1.0 million.

The RGC Amendment was accounted for as a debt extinguishment under FASB ASC 470-50. The difference between the carrying value of all RGC debt and the fair value of RGC debt on the date of the RGC Amendment, including the fair value of the warrant to purchase shares of Series H convertible preferred stock, resulted in a gain on extinguishment of $0.3 million which is recorded as other income in the condensed consolidated statements of operations.

SVB Agreement. In May 2010, the Company entered into a loan and security agreement with Silicon Valley Bank (SVB). In March 2019, SVB and the Company entered into an amendment to extend the maturity date of the SVB Agreement to March 15, 2020. The SVB Agreement provided for a $25.0 million line of credit.

In connection with the RGC Amendment, the Company terminated the SVB Agreement in June 2019, and paid all outstanding amounts due, as well as the applicable early termination fee of $0.3 million.

Long-term debt consists of the following (in thousands):

As of September 30,	2019
Long-term debt, gross	$17,500
Debt discount	(693)
Net	16,807
Long-term debt, current portion	15,974
Long-term debt, net of current portion	$833

As of March 31,	2019
Long-term debt, gross	$11,250
Debt discount	(235)
Net	11,015
Long-term debt, current portion	7,286
Long-term debt, net of current portion	$3,729

eSilicon Corporation

Notes to Condensed Consolidated Financial Statements

Unaudited

7.   Commitments and Contingencies

Purchase Commitments

The Company has entered into time-based third-party IP and software license arrangements requiring quarterly payments through 2022. The future minimum payments under these arrangements as of September 30, 2019 were as follows (in thousands):

Years Ending March 31,
2020	$8,923
2021	8,172
2022	1,880
Total payments	$18,975

Standby Letter of Credit

As of September 30, 2019, the Company had one outstanding letter of credit secured by restricted cash, in the amount of $2.0 million, for the benefit of a supplier.

Facility Leases

The Company rents facilities under non-cancellable operating leases with terms through 2021. The future minimum payments under these arrangements as of September 30, 2019 are as follows (in thousands):

Years Ending March 31,
2020	$623
2021	835
Total payments	$1,458

For the six months ended September 30, 2019 and 2018, rent expense for all operating leases was $0.8 million.

eSilicon Corporation

Notes to Condensed Consolidated Financial Statements

Unaudited

IT Service Agreement

In April 2019, the Company entered into a cloud platform service agreement with Google LLC to migrate its on-premise data center to the Google Cloud Platform.

In September 2019, the Company entered into a managed service agreement with Wipro, LLC outsourced managed services on the Google Cloud Platform over a period of five years until August 31, 2024.

The future minimum payments under these arrangement as of September 30, 2019 are as follows (in thousands):

Years Ending March 31,
2020	$2,283
2021	5,686
2022	10,240
Thereafter	6,101
Total payments	$24,310

8.	Convertible Preferred Stock

On June 11, 2019, the Company restated its certificate of incorporation to increase its total authorized convertible preferred stock to 230,666,791 shares at a par value of $0.0005 per share, 72,000,000 shares of which are designated as Series H convertible preferred stock.

As of September 30, 2019, convertible preferred stock consists of the following (in thousands, except share and per share data):

	As of September 30, 2019
	Year Issued	Issuance Price	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidity Preference Value
Series A	2000	$0.50	10,100,000	10,100,000	$5,050	$5,050
Series B	2001	2.15	8,813,948	8,813,948	18,950	18,950
Series C	2002	0.560088	29,900,000	29,900,000	16,746	16,746
Series D	2003	0.560088	16,856,411	16,856,411	9,443	9,443
Series E-1	2003-2004	0.5949	35,318,487	35,318,487	20,888	21,010
Series F	2005-2011	0.9263	27,641,310	25,987,442	25,254	24,072
Series G-1	2017	1.0100	30,036,635	14,652,253	14,368	14,799
Series H	2018-2019	1.0100	72,000,000	64,992,308	63,634	98,463
			230,666,791	206,620,849	$174,333	$208,533

The rights, preferences and privileges of the Series A, B, C, D, E-1, F, G-1 and H convertible preferred stock of the Company are as follows:

eSilicon Corporation

Notes to Condensed Consolidated Financial Statements

Unaudited

Dividends. Holders of Series A, B, C, D, E-1, F and H convertible preferred stock are entitled to receive annual dividends of $0.04, $0.172, $0.0448, $0.0448, $0.0476, $0.0741 and $0.0808 per share, respectively, prior and in preference to payment of any dividends on the common stock of the Company. Such dividends are payable only when, as and if declared by the board of directors and are not cumulative. Holders of Series G-1 convertible preferred stock are entitled to receive annual dividends of $0.0505 per share prior and in preference to payment of any dividends on Series A, B, C, D, E-1, F and H convertible preferred and common stock of the Company (the Accruing Dividends). The Accruing Dividends are payable whether or not declared by the board of directors, and are cumulative. Such Accruing Dividends shall accrue daily and shall be payable (i) semi-annually on the last business day of the first and third fiscal quarters of the Company, and (ii) on the earlier to occur of (a) the closing of a liquidation event (as defined), and the Company’s first underwritten public offering of its common stock (the Final G-1 Dividend Date). Such Accruing Dividends may be paid in either cash or shares of Series G-1 convertible preferred stock, at the election of the Company, and shall cease to accrue from and after the Final G-1 Dividend Date. In 2019, the Company issued 787,094 shares of Series G-1 convertible preferred stock as stock dividends. For the six months ended September 30, 2019, the Company issued 389,339 shares of Series G-1 convertible preferred stock as stock dividends. As of September 30, 2019, the Company has issued a total of 2,052,780 shares of Series G-1 convertible preferred stock as stock dividends.

Liquidation. In the event of any liquidation, dissolution or winding up of the Company, holders of Series A, B, C, D, E-1, F, G-1 and H convertible preferred stock are entitled to receive, prior and in preference to any distribution to common stockholders, liquidation preferences of $0.50, $2.15, $0.560088, $0.560088, $0.5949, $0.9263, $1.01 and $1.5150 per share, respectively, plus all declared but unpaid dividends for Series A, B, C, D, E-1, F and H convertible preferred stock, and all Accruing Dividends accrued and unpaid and all other declared but unpaid dividends for Series G-1 convertible preferred stock. Series H convertible preferred stock has a liquidation preference senior to Series A, B, C, D, E-1, F and G-1 convertible preferred stock. Series G-1 convertible preferred stock has a liquidation preference senior to Series A, B, C, D, E-1, and F convertible preferred stock. Series F convertible preferred stock has a liquidation preference senior to Series A, B, C, D and E-1 convertible preferred stock. Series E-1 convertible preferred stock has a liquidation preference senior to Series A, B, C and D convertible preferred stock. Series C and D convertible preferred stock have a liquidation preference senior to Series A and B convertible preferred stock. Upon liquidation, any assets and funds of the Company remaining after payment of liquidation preferences to holders of Series A, B, C, D, E-1, F, G-1 and H convertible preferred stock are to be distributed on a pro rata basis among the holders of common stock. A reorganization, merger or similar transaction, as described in the Company’s certificate of incorporation, or a sale by the stockholders to a third party of shares representing at least a majority of the voting power, is considered to be a liquidation, dissolution or winding up of the Company, which entitles each holder of Series A, B, C, D, E-1, F, G-1 and H convertible preferred stock to receive cash or other property equal to their liquidation preference.

After payment of the above preferential amounts, any remaining assets of the Company available for distribution to its stockholders shall be distributed on a pro rata basis among the holders of the then outstanding common stock and Series H convertible preferred stock on an as-converted basis.

Redemption. The convertible preferred stock is not mandatorily redeemable as it does not have a set redemption date or a date after which the shares may be redeemed by the holders. The holders of the convertible preferred stock control a majority of the votes of the board of directors. As such, the decision to redeem the convertible preferred stock is not solely within the control of the Company. Therefore, the Company has classified the convertible preferred stock within temporary or mezzanine equity.

eSilicon Corporation

Notes to Condensed Consolidated Financial Statements

Unaudited

Conversion. Each share of convertible preferred stock is convertible at the option of the holder into one share of common stock. Each share of Series A, B, C, D, E-1, F, G-1 and H convertible preferred stock shall automatically convert into common stock either immediately prior to an initial public offering of the Company in which the Company has an implied valuation of at least $275.0 million and with proceeds of at least $30.0 million or upon the written consent of the holders of at least 66 2/3% of the then-outstanding shares of convertible preferred stock acting together on an as- converted basis, and a majority in interest of the Series H convertible preferred stock, provided that if the conversion is to be by written consent, the Series E-1 convertible preferred stock shall not be converted without the written consent of the holders of 60% of the then-outstanding shares of Series E-1 convertible preferred stock, the Series F convertible preferred stock shall not be converted without the written consent of the holders of 60% of the then-outstanding shares of Series F convertible preferred stock, and the Series G-1 convertible preferred stock shall not be converted without the written consent of the holders of at least a majority of the then outstanding shares of Series G-1 convertible preferred stock.

Voting. Each holder of Series A, B, C, D, E-1, F, G-1 and H convertible preferred stock has voting rights equal to the holders of common stock on an as if converted basis.

Convertible Preferred and Common Stock Warrants

The following table represents the warrants outstanding at September 30, 2019:

	Date Issued	Exercise Price	Number of Warrants	Expiration Date
Series F	December 30, 2013	0.9263	485,803	December 30, 2025
Series H	July 31, 2017	1.01	1,485,148	July 30, 2027
Series H	June 21, 2019	1.01	990,099	June 20, 2029
Common	October 6, 2017	0.0005	1,299,122	October 5, 2027
Total			4,260,172

The Company has issued convertible preferred stock warrants in conjunction with various debt instruments. These warrants are detachable, are classified as freestanding warrant liabilities under FASB ASC 480-10, and are measured at fair value on a recurring basis.

Term loan warrants. In June 2012, in connection with the SVB Agreement described in Note 6, the Company issued a warrant to the lender to purchase 412,371 shares of its Series F convertible preferred stock at an exercise price of $0.97 per share. The warrants expired in June 2019.

In August 2012, in connection with a debt financing agreement, the Company issued warrants to the two lenders to purchase 377,847 shares each of its Series F convertible preferred stock at an exercise price equal to the lower of $0.9263 per share or the price per share of the next series of preferred stock. The warrants expired in August 2019.

In December 2013, in connection a debt financing agreement, the Company issued warrants to the lenders to purchase a total of 485,803 shares of its Series F convertible preferred stock at an exercise price equal to the lower of $0.9263 per share or the price per share of the next series of preferred stock. The warrants are exercisable in whole or in part at any time on or before the expiration date, 12 years from the issuance date.

eSilicon Corporation

Notes to Condensed Consolidated Financial Statements

Unaudited

In July 2017, in connection with the RGC Agreement described in Note 6, the Company issued a warrant to the lender to purchase 1,485,148 shares of its Series H convertible preferred stock at an exercise price $1.01 per share. The warrants are exercisable in whole or in part at any time on or before the expiration date, 10 years from the issuance date.

In June 2019, in connection with the RGC Amendment described in Note 6, the Company issued a warrant to the lender to purchase 990,099 shares of its Series H convertible preferred stock at an exercise price $1.01 per share. The warrants are exercisable in whole or in part at any time on or before the expiration date, 10 years from the issuance date.

The fair value of the above term loan warrants was estimated using the following assumptions.

	At Issuance Date	As of September 30, 2019
Expected volatility	35%-47%	44.9%
Expected life in years	7.0-10.0	4.8-9.7
Risk-free interest rate	1.11%-2.45%	1.55%-2.00%
Dividend yield	-	-

Design win warrants. In May 2016, the Company entered into an arrangement with an existing customer (the Customer), whereby each time the Company was awarded a CoASIC development program by this Customer (a Design Win), the Company would issue the Customer a performance-based warrant to purchase its Series G-1 convertible preferred stock (the May 2016 Customer Agreement). The warrant was exercisable in whole or in part on or before the expiration date, 10 years from the issuance date. The number of shares subject to the warrant was based on the forecasted units of ASIC products over a three-year period, from first commercial shipment (the Revenue Period). Vesting of such warrant was earned quarterly based on actual ASIC products purchased by the Customer over the Revenue Period.

In November 2016, pursuant to a Design Win, the Company issued a warrant to the Customer to purchase 4,294,060 shares of its Series G-1 convertible preferred stock at an exercise price of $0.0005 per share (November 2016 Design Win Warrant). In February 2017, pursuant to a Design Win, the Company issued a warrant to the Customer to purchase 860,000 shares of its Series G-1 convertible preferred stock at an exercise price of $0.0005 per share (February 2017 Design Win Warrant). During the fiscal year ended March 31, 2017, the performance condition was not met on either warrant, accordingly, no expense was recognized on such warrants.

In July 2017, the May 2016 Customer Agreement was amended such that any warrant for future CoASIC Design Wins will be fully vested at grant date to purchase common stock, instead of a performance-based warrant to purchase Series G-1 convertible preferred stock. The Company shall have the right, at its option, to repurchase all or a portion of the shares of common stock issued upon exercise of such warrant if the Design Win is not released to production.

eSilicon Corporation

Notes to Condensed Consolidated Financial Statements

Unaudited

In July 2017, the November 2016 Design Win Warrant was cancelled and replaced with a fully vested warrant to purchase 2,700,000 shares of Series G-1 convertible preferred stock of the Company at an exercise price of $0.0005 per share. Further, the February 2017 Design Win Warrant was modified to a fully vested warrant to purchase 860,000 shares of Series G-1 convertible preferred stock of the Company at an exercise price of $0.0005 per share. The Customer exercised both warrants in July 2017, subject to repurchase at the Company’s election if the Design Win is not released to production. The Company determined the fair values of the two warrants replacing the November 2016 and February 2017 Design Win Warrants using the Black-Scholes option pricing model, assuming a fair value for Series G-1 of $0.89 per share, risk-free interest rate of 1.0%, volatility of 35%, no dividends, and a contractual life of zero. The resulting total value of $3.2 million was recorded as R&D expense in the consolidated statements of operations in 2018.

In October 2017, pursuant to a Design Win, the Company issued a warrant to the Customer to purchase 1,299,122 shares of its common stock at an exercise price of $0.0005 per share. The Company determined the fair value of the Design Win warrant using the Black-Scholes option pricing model, assuming a fair value for common of $0.56 per share, risk-free interest rate of 2.37%, volatility of 45%, no dividends, and a contractual life of 10 years. The resulting value of $0.7 million was recorded as R&D expense in the consolidated statements of operations in 2018.

In March 2019, pursuant to a Design Win project cancellation, the Company exercised its right to repurchase the 860,000 shares of Series G-1 convertible preferred stock of the Company purchased by the Customer under the February 2017 Design Win Warrant. The Company paid $430 to repurchase the 860,000 shares of Series G-1 convertible preferred stock based on the exercise price of $0.0005. The difference between the carrying value of the repurchased stock of $0.9 million and the fair value of the consideration paid was accounted for as a deemed dividend in 2019.

9.	Stockholders’ Deficit

Common stock

On February 12, 2018, the Company restated its certificate of incorporation to increase its total authorized common stock to 345,000,000 shares at a par value of $0.0005 per share.

As of September 30, 2019, the Company had authorized 345,000,000 shares of common stock, of which: (i) 43,467,519 shares were issued and outstanding; (ii) 206,620,849 shares were reserved for issuance upon conversion of the Company’s outstanding Series A, B, C, D, E-1, F, G-1 and H convertible preferred stock; (iii) 59,742,731 shares were reserved for issuance upon exercise of options granted or available for grant under the equity incentive plans described below; and (iv) 4,260,172 shares were reserved for issuance upon exercise of convertible preferred and common stock warrants.

In March 2010, the Company adopted the 2010 Equity Incentive Plan (2010 Plan), which replaced the 2000 Equity Incentive Plan and provides for the issuance of incentive stock options for employees including officers and directors who are also employees of the Company, and nonqualified stock options, restricted stock, restricted stock units and stock appreciation rights, which may be granted to employees, officers, directors and consultants of the Company. The Company had available 14,941,528 shares of common stock for future issuance under the 2010 Plan as of September 30, 2019.

eSilicon Corporation

Notes to Condensed Consolidated Financial Statements

Unaudited

Under the 2010 Plan, incentive stock options may be granted to employees at exercise prices not lower than the fair value of the stock at the date of grant as determined by the board of directors, or the committee appointed by the board of directors to administer the 2010 Plan. For incentive stock options granted to a person who, at the time of the grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company, the per share exercise price must be no less than 110% of the fair value on the date of the grant as determined by the board of directors.

Options vest at a rate determined by the board of directors and will expire no later than 10 years from the date of grant. Options granted to newly hired employees typically vest over 48 months with 25% vesting after 12 months and 75% vesting ratably over the following 36 months. Grants to existing employees typically vest in equal amounts monthly over a term of 48 months.

The 2010 Plan allows for the issuance of restricted common stock upon early exercise of non-vested stock options subject to the repurchase right of the Company. The repurchase right lapses in accordance with the vesting schedule of the original option. To date, the Company has not issued any restricted stock, restricted stock units, or stock appreciation rights under the 2010 Plan.

A summary of activity under both plans for the six months ended September 30, 2019 is presented below (unaudited):

	Shares Available for Future Grant	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)
Balance, March 31, 2019	11,068,156	48,741,450	$0.35	6.01
Options granted	(1,075,700)	1,075,700	0.27
Options forfeited	4,949,072	(4,944,072)	0.27
Options exercised	-	(45,000)	0.26
Balance, September 30, 2019	14,941,528	44,828,078	0.36	6.18
Vested and expected to vest		44,828,078	0.36	6.18
Options exercisable		33,491,258	$0.37	5.44

The aggregate intrinsic value of options outstanding as of September 30, 2019 was nil. The aggregate intrinsic value of options vested and expected to vest as of September 30, 2019 was nil. The intrinsic value of exercisable stock options as of September 30, 2019 was nil.

The weighted-average grant date fair value of the stock options granted during the six months ended September 30, 2019 was $0.27. The employee stock options exercised during the six months ended September 30, 2019 had aggregate intrinsic values of $2,000.

eSilicon Corporation

Notes to Condensed Consolidated Financial Statements

Unaudited

The Company estimates the fair value of each option award on the date of grant using the Black-Scholes option-pricing model with the assumptions noted in the following table. Expected volatility was calculated based on the historical volatility of a peer group of publicly traded comparable companies over the expected terms of the option. The expected term of options granted is derived by using the simplified method, as described in SEC Staff Accounting Bulletin No. 107, Share-Based Payment. Under the simplified method, the expected term is equal to the average of the stock-based award’s vesting period and its contractual term. The Company expects to continue using the simplified method until sufficient information is available. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected dividend yield is set at 0% as the Company does not expect to pay dividends during the term of the option, and historically has not paid any dividends to the holders of common stock. The Company accounts for forfeitures when they occur. The assumptions used to value options granted were as follows:

For the Six Months Ended September 30,	2019	2018
Expected volatility	44%	41%
Expected life in years	6.0	6.0
Risk-free interest rate	2.16%	2.82%
Dividend yield	-

As of September 30, 2019, there was approximately $2.7 million of total unrecognized compensation cost related to stock-based payments granted under the Company’s stock-based compensation plans that will be recognized over a remaining weighted-average period of approximately 1.71 years.

On August 29, 2018, Company’s board of directors approved the repricing of all outstanding stock options held by current employees, directors of the board and certain terminated employees who were in their post termination exercise period, with an exercise price above $0.36 per share, to a new exercise price of $0.36 per share. Except for the change in exercise price, the repriced options have the same terms and conditions as the original options, including the contractual terms, vesting start date and vesting schedule. The Company recorded $2.0 million of stock-based compensation expense for vested shares and an additional $1.0 million will be recognized over the vesting period for unvested shares.

Stock-based compensation expense included in the consolidated statements of operations is as follows (in thousands):

Six Months Ended September 30,	2019	2018
Research and development	$496	$1,204
Selling and marketing	260	306
General and administrative	619	1,913
Total stock-based compensation	$1,375	$3,423

10.	Related-Party Transactions and Balances

One member of the Company’s board of directors is also a member of one of the Company customers’ board of directors. The director owns more than 5% of the Company’s outstanding stock. For the six months ended September 30, 2018 and 2019, the Company’s total revenues from the customer were nil. As of March 31, 2019 and September 30, 2019, the outstanding accounts receivable balance from the customer was nil.

eSilicon Corporation

Notes to Condensed Consolidated Financial Statements

Unaudited

In May 2016, pursuant to the Company’s Series G-1 convertible preferred stock financing, two of the Company’s existing customers participated in the preferred stock financing. For the six months ended September 30, 2019 and 2018, total revenues from the first customer were $2.5 million and $2.6 million, respectively. As of September 30, 2019, and March 31, 2019, the outstanding accounts receivable balance from this first customer was nil and $0.2 million, respectively. As of September 30, 2019, and March 31, 2019, total advances from this first customer, as a collaborator, were $0.1 million and $0.4, respectively. During 2019, the Company’s total revenues and outstanding accounts receivable balance from the second customer were nil. During the six months ended September 30, 2019 and 2018, the Company purchased from the second customer, also a supplier, certain IP licenses amounting to $1.6 million and $2.5 million. As of September 30, 2019, and March 31, 2019, the outstanding accounts payable balance to the second customer was $0.8 million and $1.7 million, respectively.

As of September 30, 2019, the founder and CEO of RGC, has an ownership interest of less than 10% in the Company’s outstanding stock and is a member of the Company’s board of directors.

The Company purchased certain IP licenses from a supplier, also an investor, for a total contract price of $5.5 million in 2018. As of September 30, 2019, the outstanding accounts payable balance to this supplier was $2.8 million.

11.	Subsequent Events

In November 2019, Inphi Corporation (Inphi) and the Company entered into an Agreement and Plan of Merger pursuant to which Inphi agreed to acquire the Company for $214.8 million in cash. In January 2020, Inphi consummated the acquisition of the Company. Concurrent with the acquisition, the Company sold its Embedded Memory IP and Interface IP assets to Synopsys Incorporated.

Subsequent to the acquisition, Inphi and the Company have received written communications from certain former stockholders of the Company demanding to inspect the Company’s books and records and indicating that such stockholders will be seeking appraisal of shares they held in the Company. Certain of these former eSilicon stockholders also have stated that they may assert claims against eSilicon’s directors and senior officers for alleged breaches of fiduciary duty and other violations in connection with the acquisition.  The Company and Inphi are unaware of any petition for appraisal and/or lawsuit being filed by any former eSilicon stockholder.  The Company and Inphi believe that the claims in such written communications are without merit, and plan to vigorously defend against lawsuits arising out of or relating to the merger agreement and/or the merger that may be filed in the future.